Exhibit 99.1

Genesis Microchip Reports Fourth

Quarter Fiscal 2003 Financial Results

SAN JOSE, Calif., May 1, 2003 – Genesis Microchip Inc. (Nasdaq: GNSS), a world leader in the development of display technologies for consumer and PC-display products, today announced its financial results for the fourth quarter of its fiscal year 2003, which ended March 31, 2003.

Highlights for the March 2003 quarter included:

•	Revenues for the quarter were $54.8 million, up 6% sequentially from $51.7 million in the third quarter of fiscal 2003, and revenues for fiscal 2003 were $194.3 million, representing an increase of 19% from fiscal 2002.

•	Gross margins in the quarter increased to 43.2% from 36.9% in the December 2002 quarter.

•	Net income for the quarter, in accordance with generally accepted accounting principles, or GAAP, was $1.0 million, or $0.03 per share, compared to a loss of ($7.0 million), or ($0.22) per share in the previous quarter.

•	Pro forma net income for the quarter was $3.8 million or $0.12 per share, and differs from net income determined according to GAAP. Pro forma net income for the quarter excludes certain non-cash operating costs, such as the amortization of acquired intangible assets and of deferred stock-based compensation expense, imputed interest on lease obligation and related income tax adjustments. A schedule reconciling these amounts is included in this news release.

•	On March 17, Genesis and Pixelworks, Inc. (Nasdaq: PXLW) announced a definitive merger agreement. Subject to shareholder approvals and other customary closing conditions, the transaction is expected to close in the third quarter of calendar 2003. The new company, to be called Genesis Pixelworks, Inc., will be positioned to become a leading provider of system-on-a-chip ICs for the rapidly growing display and consumer electronics industries.

•	Nexgen, a subsidiary of Taiwan-based Chi Mei Opto Electronics, selected Genesis for several video applications, including their 42-inch Plasma Display Panels and their 20-, 22- and 30-inch LCD TV product lines.

•	Samsung selected Genesis’ FLI2310 Faroudja-based video processor for their latest progressive scan DVD Player.

•	ViewSonic designed Genesis chips into seven new LCD Monitor product lines, for both XGA and SXGA resolution formats and both analog and dual connectivity.

•	Genesis introduced the gmZAN3, its new entry-level, low-cost, highly integrated XGA controller. Several key customers are now evaluating the chip.

“We are both pleased and proud of our strong financial performance in what is a challenging and competitive marketplace,” said Genesis Microchip Chairman and CEO James E. Donegan. “Our end markets remain robust, and with the signing of a definitive agreement to merge with Pixelworks, we believe we will be well positioned to capture a significant share of the emerging flat-panel TV unit growth.”

Business Outlook

These statements are forward-looking, subject to risks and uncertainties, and actual results could differ materially. These statements do not include the potential impact of any investments outside the ordinary course of business or mergers or acquisitions that may be completed after March 31, 2003, including the proposed merger with Pixelworks, Inc. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The inclusion of any statement in this release does not constitute a suggestion by the company or any other person that the events or circumstances described in such statements are material. The company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Continuing uncertainty surrounding global economic, public health and political conditions makes it particularly difficult to predict product demand and other related matters. In addition, at this time:

•	The company estimates that revenue in its fiscal quarter ending June 30, 2003 will increase modestly from the quarter ended March 31, 2003 to between $55.0 and $55.5 million. Revenue is highly dependent on a number of factors including, but not limited to, the growth rate of the flat panel monitor and the company’s other markets, the rate of decline in product pricing, the company’s ability to maintain design wins with customers, timely new product introductions, supply of products from the company’s third party suppliers, the actions of competitors and general economic conditions.

•	The company expects overall gross profit margins in the fiscal quarter ending June 30, 2003 to be in the range of 39.5 to 41%. Gross profit margins might be higher or lower than expected due to many factors including, but not limited to: competitive pricing actions; changes in estimated product costs or manufacturing yields; revenue levels; and changes in estimated product mix.

•	The company expects total operating expenses on a GAAP basis of approximately $22.6 to $23.1 million in the fiscal quarter ending June 30, 2003. This includes estimated costs associated with intellectual property defense currently estimated at approximately $3.0 million and non-cash charges for the amortization of deferred stock compensation and acquired intangibles of approximately $3.6 million.

•	The company expects a pro forma income tax rate of between 15 and 20% of pro forma net income before income taxes.

About Genesis

Genesis Microchip Inc. (Nasdaq: GNSS) is a leading provider of image processing systems enabling superior picture quality for a variety of consumer and PC-display products. Featuring Genesis Display Perfection™ technologies and Emmy-award winning Faroudja® video technology, Genesis system-on-a-chip solutions are used worldwide by display manufacturers to produce visibly better images across a broad set of devices including flat-panel displays, digital TVs, digital CRTs and DVD players. The Genesis technology portfolio features over 140 patents, including analog and mixed signal System-on-a-chip design, DCDi® by Faroudja deinterlacing, TrueLife™ video enhancement and IntelliComb™ video decoding. Founded in Canada in 1987, Genesis supports its leading brand-name customers with offices in the U.S., Canada, India, Taiwan, Korea, China and Japan. For more information about Genesis Microchip Inc. or Genesis Display Perfection™ technologies, please visit www.genesis-microchip.com.

Safe Harbor Statement

This press release contains forward-looking statements, including, without limitation, comments by James Donegan and forward-looking statements regarding the company’s financial performance in the first quarter of its fiscal year 2004, including anticipated revenues, gross margins, operating expenses and tax rate. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

The risks and uncertainties include those mentioned above, including the growth rates of the flat panel monitor, flat panel television, video, digital television and DVD markets; the company’s ability to expand into new markets; the rate of decline in product pricing and competitive pricing pressure; the company’s ability to maintain design wins with customers and make timely new product introductions; supply of products from the company’s third party foundries; changes in estimated product costs, manufacturing yields or product mix; the company’s ability to manage inventory; costs and outcome of legal proceedings; and general economic conditions. Other risk factors are listed in the company’s SEC reports, including but not limited to Genesis’s report on Form 10-K for the fiscal year ended March 31, 2002 and its Quarterly report on Form 10-Q for the quarter ended December 31, 2002.

The forward-looking statements in this press release are the company’s targets, not predictions of actual performance. The company’s performance in the past has deviated, often materially, from its targets as of the beginning of a quarter. Any statements by persons outside the company speculating on the progress of the quarter, or other aspects of the company’s business, will not be based on internal company information and should be assessed accordingly by investors.

Financial Statements attached:

•	Consolidated statements of operations

•	Pro forma consolidated statements of operations

•	Pro forma financial reconciliation

•	Consolidated balance sheets

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Note to Editors: Genesis Display Perfection, Faroudja, DCDi by Faroudja, TrueLife and IntelliComb are trademarks or registered trademarks of Genesis Microchip Inc.

GENESIS MICROCHIP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	Three months ended March 31		Year ended March 31
	2003	2002	2003	2002
Revenues	$54,780	$56,104	$194,325	$163,370
Cost of revenues	31,127	31,268	119,410	89,287

Gross profit	23,653	24,836	74,915	74,083

	43.2%	44.3%	38.6%	45.3%

Operating expenses:
Research and development	9,347	6,575	30,442	21,252
Selling, general and administrative	9,322	6,995	32,784	21,129
Amortization of acquired intangibles	2,654	1,032	10,627	1,032
Amortization of deferred stock-based compensation	1,004	850	6,847	850
Provision for costs associated with patent litigation	—	—	9,671	—
VM Labs operating and other restructuring costs	—	1,858	4,266	1,858
In-process research and development expense	—	4,700	—	4,700

Total operating expenses	22,327	22,010	94,637	50,821

Income (loss) from operations	1,326	2,826	(19,722)	23,262
Interest income	116	332	1,538	1,463
Imputed interest on lease liability	(102)	—	(592)	—

Net interest income	14	332	946	1,463

Income (loss) before income taxes	1,340	3,158	(18,776)	24,725
Provision for (recovery of) income taxes	321	3,494	(4,140)	6,729

Net income (loss)	$1,019	$(336)	$(14,636)	$17,996

Earnings (loss) per share:
Basic	$0.03	$(0.01)	$(0.47)	$0.82
Diluted	$0.03	$(0.01)	$(0.47)	$0.74
Weighted average number of common shares outstanding:
Basic	31,386	26,124	31,248	22,025
Diluted	32,815	26,124	31,248	24,177

GENESIS MICROCHIP INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	Three months ended March 31, 2003			Year ended March 31, 2003
	Flat Panel Monitor	Other	Total	Flat Panel Monitor	Other	Total
Revenues	$47,713	$7,067	$54,780	$163,213	$31,112	$194,325
Cost of revenues	27,709	3,418	31,127	103,470	15,605	119,075

Gross profit	20,004	3,649	23,653	59,743	15,507	75,250

	41.9%	51.6%	43.2%	36.6%	49.8%	38.7%

Operating expenses:
Research and development	5,465	3,882	9,347	14,997	15,445	30,442
Selling, general and administrative	6,482	2,840	9,322	22,092	10,692	32,784

	11,947	6,722	18,669	37,089	26,137	63,226

Income (loss) from operations	$8,057	$(3,073)	$4,984	$22,654	$(10,630)	$12,024

Interest income			116			1,538

Income before income taxes			5,100			13,562
Provision for income taxes			1,308			3,423

Net income			$3,792			$10,139

Earnings per share:
Basic			$0.12			$0.32
Diluted			$0.12			$0.31
Weighted average number of common shares outstanding:
Basic			31,386			31,248
Diluted			32,815			32,366

GENESIS MICROCHIP INC.

PRO FORMA FINANCIAL RECONCILIATION

(amounts in thousands, except per share amounts)

(unaudited)

This press release includes pro forma operating results that are not in accordance with GAAP. A reconciliation of the presentation of historical pro forma results to GAAP is provided in the following table. As described in the tables, pro forma net income excludes charges related to the amortization of acquired intangible assets and deferred stock compensation expense, imputed interest on lease obligations and related income tax adjustments. We use pro forma operating results to evaluate our operating performance and believe that assessment of pro forma performance enhances management’s and our investors’ ability to evaluate comparable historic operating results. Discussion of pro forma income tax rate in this press release is also based on pro forma net income as described in the following table.

	Three months ended March 31		Year ended March 31
	2003	2002	2003	2002
Income (loss) from operations—GAAP	$1,326	$2,826	$(19,722)	$23,262
Pro forma adjustments:
Amortization of acquired intangibles	2,654	1,032	10,627	1,032
Amortization of deferred stock-based compensation	1,004	850	6,847	850
Provision for costs associated with patent litigation	—		9,671	—
VM Labs inventory reserve	—	—	335	—
VM Labs operating and other restructuring costs	—	1,858	4,266	1,858
In-process research and development expense	—	4,700	—	4,700

Income from operations—pro forma	4,984	11,266	12,024	31,702

Net interest income—GAAP	14	332	946	1,463
Imputed interest on lease liability	102	—	592	—

Interest income—pro forma	116	332	1,538	1,463

Income before tax—pro forma	5,100	11,598	13,562	33,165

Provision for (recovery of) income taxes—GAAP	321	3,494	(4,140)	6,729
Tax effect of pro forma adjustments	987	(786)	7,563	(786)

Provision for income taxes—pro forma	1,308	2,708	3,423	5,943

Net income (loss)—GAAP	$1,019	$(336)	$(14,636)	$17,996

Net income—pro forma	$3,792	$8,890	$10,139	$27,222

Diluted earnings per share:
GAAP	$0.03	$(0.01)	$(0.47)	$0.74
Pro forma	$0.12	$0.32	$0.31	$1.13

GENESIS MICROCHIP INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	March 31
	2003	2002
ASSETS
Current assets:
Cash and short-term investments	$113,138	$111,366
Accounts receivable trade	25,587	32,326
Inventory	14,269	20,046
Investment held for resale	1,100	1,100
Other	5,697	5,085

Total current assets	159,791	169,923
Capital assets	12,770	11,733
Acquired intangibles	36,933	47,248
Goodwill	189,579	198,909
Other	3,581	578

Total assets	$402,654	$428,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,640	$14,318
Accrued liabilities	18,164	14,272
Income taxes payable	722	571
Current portion of lease liability	—	1,040
Current portion of loans payable	334	89

Total current liabilities	27,860	30,290
Long-term liabilities:
Deferred income taxes	961	5,183
Lease liability	—	9,019
Loans payable	—	328

Total liabilities	28,821	44,820

Stockholders’ equity:
Capital stock	382,618	388,498
Cumulative other comprehensive loss	(94)	(94)
Deferred stock-based compensation	(6,809)	(17,587)
Retained earnings (deficit)	(1,882)	12,754

Total stockholders’ equity	373,833	383,571

Total liabilities and stockholders’ equity	$402,654	$428,391